As Filed with the Securities and Exchange Commission on July 2, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMCAST CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	27-0000798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Comcast Center

Philadelphia, PA 19103-2838

(Address of Principal Executive Offices) (Zip Code)

AMENDED AND RESTATED

COMCAST-NBCUNIVERSAL 2011 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Thomas J. Reid, Esq.

Chief Legal Officer and Secretary

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103-2838

(Name and address of agent for service)

(215) 286-1700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 (the “Registration Statement”) is being filed in order to register an additional 10,000,000 shares of Class A Common Stock, par value $0.01 per share (“Common Stock”), of Comcast Corporation (the “Registrant”) issuable under the Amended and Restated Comcast-NBCUniversal 2011 Employee Stock Purchase Plan, which are securities of the same class and relate to the same employee benefit plan, as those shares of Common Stock registered on the Registrant’s registration statements on Form S-8 previously filed with the Securities and Exchange Commission on May 23, 2011 (Registration No. 333-174417), August 2, 2012 (Registration No. 333-183008) and July 28, 2016 (Registration No. 333-212716), all of which are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988, as amended (“PBCL”), contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters.

Under Section 1741 of the PBCL, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative or corporate actions), to which any such officer or director is a party or is threatened to be made a party by reason of such officer or director being a representative of the corporation or serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, so long as the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, such officer or director had no reasonable cause to believe his or her conduct was unlawful.

Section 1742 of the PBCL permits indemnification in derivative and corporate actions if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except in respect of any claim, issue or matter as to which the officer or director has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the officer or director is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Under Section 1743 of the PBCL, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742 of the PBCL.

Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 of the PBCL shall be made by the corporation only as authorized in the specific case upon a determination that the officer or director met the applicable standard of conduct, and such determination must be made (i) by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding, (ii) if a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

Section 1745 of the PBCL provides that expenses (including attorneys’ fees) incurred by a director or officer in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. Except as otherwise provided in the corporation’s bylaws, advancement of expenses must be authorized by the board of directors.

Section 1746 of the PBCL provides generally that the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which an officer or director seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the officer or director’s official capacity and as to action in another capacity while holding that office. In no event may indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against the officer or director or incurred by the officer or director in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify the officer or director against that liability under Subchapter D of Chapter 17 of the PBCL.

Sections 1748 and 1749 of the PBCL extend the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations in fundamental changes and to officers and directors serving as fiduciaries of employee benefit plans.

Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the PBCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs and personal representatives of such person.

Article Eleventh of the Registrant’s charter provides that no person who is or was a director of the Registrant will be personally liable, as such, for monetary damages (other than under criminal statutes and under laws imposing such liability on directors for the payment of taxes) unless such person’s conduct constitutes self-dealing, willful misconduct or recklessness. Article Twelfth of the Registrant’s charter extends such protection to any person who is or was an officer of the Registrant.

Article 7 of the Registrant’s bylaws provides that each officer and director of the Registrant will be indemnified and held harmless by the Registrant to the fullest extent permitted by Pennsylvania law against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such officer or director in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Registrant), whether civil, criminal, administrative or investigative, including any appeal therefrom (a “Proceeding”). No indemnification will be made, however, in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, or in connection with a Proceeding (or part of a Proceeding) initiated by an officer or director (except in connection with a Proceeding to enforce a right to indemnification or advancement of expenses), unless the Proceeding (or part of the Proceeding) was authorized by the Board of Directors. The right to indemnification includes the right to have the expenses incurred by such director or officer in participating in any Proceeding paid by the Registrant in advance of the final disposition of the Proceeding automatically and without any action or approval required by the Board of Directors, provided that, if Pennsylvania law requires, the payment of expenses incurred by such director or officer in advance of the final disposition of a Proceeding shall only be made upon delivery to the Registrant of an undertaking, by or on behalf of the director or officer, to repay all advanced amounts without interest if it is ultimately determined that the director or officer is not entitled to be so indemnified.

Article 7 of the Registrant’s bylaws also provides that the Registrant may purchase and maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person under Pennsylvania or any other law. The Registrant may also purchase and maintain insurance to insure its indemnification obligations.

In addition, the Registrant has entered into indemnification agreements with all of its directors, to indemnify the directors to the fullest extent permitted by applicable law. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

The foregoing statements are subject to the detailed provisions of the PBCL and to the applicable provisions of the Registrant’s charter, bylaws and indemnification agreements.

Item 8.	Exhibits.

Exhibit No.	Description
5.1	Opinion of Blank Rome LLP (regarding validity)
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Blank Rome LLP (contained in Exhibit 5.1)
24	Power of Attorney (contained in the signature pages hereto)
99	Amended and Restated Comcast-NBCUniversal 2011 Employee Stock Purchase Plan, effective June 18, 2025 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 20, 2025)
107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on July 2, 2025.

COMCAST CORPORATION
By:	/s/ Thomas J. Reid
	Name:	Thomas J. Reid
	Title:	Chief Legal Officer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian L. Roberts, Michael J. Cavanagh, Jason S. Armstrong and Thomas J. Reid and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian L. Roberts	Chairman and Chief Executive Officer; Director	July 2, 2025
Brian L. Roberts	(Principal Executive Officer)

/s/ Jason S. Armstrong	Chief Financial Officer	July 2, 2025
Jason S. Armstrong	(Principal Financial Officer)

/s/ Daniel C. Murdock	Executive Vice President, Chief Accounting	July 2, 2025
Daniel C. Murdock	Officer and Controller (Principal Accounting Officer)

/s/ Kenneth J. Bacon	Director	July 2, 2025
Kenneth J. Bacon

/s/ Thomas J. Baltimore	Director	July 2, 2025
Thomas J. Baltimore

/s/ Madeline S. Bell	Director	July 2, 2025
Madeline S. Bell

/s/ Louise F. Brady	Director	July 2, 2025
Louise F. Brady

/s/ Edward D. Breen	Director	July 2, 2025
Edward D. Breen

/s/ Jeffrey A. Honickman	Director	July 2, 2025
Jeffrey A. Honickman

/s/ Wonya Y. Lucas	Director	July 2, 2025
Wonya Y. Lucas

/s/ Asuka Nakahara	Director	July 2, 2025
Asuka Nakahara

/s/ David C. Novak	Director	July 2, 2025
David C. Novak